Exhibit 5.1

Law Offices of Aaron A. Grunfeld & Associates

9454 Wilshire Boulevard, Suite 600

Beverly Hills, California 90212

       310-788-7577

April 15, 2021

Second Sight Medical Products, Inc.

13170 Telfair Avenue

Sylmar, California 91342

Re Second Sight Medical Products, Inc Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Second Sight Medical Products, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by the selling shareholders (the “Selling Shareholders”) named in the Registration Statement of up to 4,650,000 common shares, no par value, of the Company (the “Shares”) issued pursuant to that certain Securities Purchase Agreement entered into by and among the Company and the Selling Shareholders on March 23, 2021.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of California and is rendered solely in connection with the registration of the Shares for resale by the Selling Shareholders under the Registration Statement. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid, and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

Law Offices of Aaron A. Grunfeld & Associates

By:	/s/ Aaron A. Grunfeld
Aaron A. Grunfeld